EXHIBIT 10.26

Research Collaboration Agreement

This Research Collaboration Agreement (the “Agreement”) is made effective as of the last date of the signatures below written (the “Effective Date”) between Cordis Corporation, a Florida corporation, with an address at 7 Powderhorn Drive, Warren, NJ 07059 (“Cordis”) and GenVec Inc., a Delaware corporation, with an address at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (“GenVec”). Cordis will supply NOGA Guided Myostar catheters to GenVec. GenVec desires to use such Device for research purposes as described in the attached draft clinical protocol outline (Appendix A) or as otherwise provided in this Agreement.

WHEREAS, Cordis is a manufacturer of intravascular medical devices;

WHEREAS, GenVec is a developer of gene-based medicines; and

WHEREAS, Cordis wishes for GenVec to undertake certain research studies using Cordis’ Device (as defined below) and GenVec wishes to conduct such research studies.

NOW, THEREFORE, in consideration of the mutual promises and undertakings, the parties agree as follows:

Section 1. Definitions

A.	“Compound” shall mean, BIOBYPASS® (AdGV VEGF121.10), which is an adenovector based on human adenovirus serotype 5 in which the E1 region is deleted from Ad5 bp 356 — 3510 and the E3 region is partially deleted (GV10) containing the recombinant DNA sequence for vascular endothelial growth factor 121 (“VEGF121”) under control of the human cytomegalovirus immediate early promoter. The VEGF121 expression cassette is placed in the E1 region of the GV10 vector in a rightward to leftward direction as it relates to the rest of the adenovirus genome.

B.	“Confidential Information” shall have the meaning set forth in Section 5A of this Agreement.

C.	“Conflicting Transaction” shall mean any contractual relationship with any third party concerning the sale, license, issuance, assignment or other transfer to the third party of any exclusive rights to any patents, patent applications or any other intellectual property rights with respect to the Compound for use in treating chronic cardiac ischemia.

D.	“Co-Principal Investigators” will be selected and mutually agreed between Cordis and GenVec.

E.	“Cordis Inventions” shall mean all Inventions conceived, reduced to practice or otherwise developed solely by one or more employees of Cordis in connection with the performance of the Project.

F.	“Device” shall consist of a set including the following disposable components: one (1) NOGA MyoStar Injection Catheter; one (1) Mapping Catheter and one (1) Patch. Device shall be essentially the same as used in previous Phase I feasibility trial.

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

G.	“GenVec Inventions” shall mean all Inventions conceived, reduced to practice or otherwise developed solely by one or more employees of GenVec in connection with the performance of the Project.

H.	“Inventions” shall mean inventions, developments, discoveries, software, know-how, methods and techniques.

I.	“Joint Inventions” shall mean all Inventions conceived, reduced to practice or otherwise developed by one or more employees of Cordis and one or more employees of GenVec in connection with the performance of the Project.

J.	“Principal Investigator” shall mean * or a successor agreed between Cordis and GenVec.

K.	“Product” shall mean a combination product that incorporates the Compound and the Device.

L.	“Project” shall mean the Phase II OUS clinical research project entitled “A Multicenter, Randomized, Double-Blind, Placebo-Controlled Study Evaluating Efficacy of NOGA-Guided/ Myostar Catheter Delivery of BIOBYPASS (AdGVVEGF121.10) In “No Option” Patients With Class III-IV Stable Angina” outlined in Appendix A attached hereto and incorporated herein (as such project may be modified as provided in this Agreement), which shall be performed under the direction of the Principal Investigator and Co-Principal Investigators.

M.	“Term” shall have the meaning set forth in Section 9A of this Agreement.

Section 2. Research Work

A.	GenVec and Cordis shall use reasonable efforts to perform their respective obligations concerning the Project in a professional and workmanlike manner and substantially in accordance with the terms and conditions of this Agreement, including, without limitation, the milestones described in Appendix B. Cordis and GenVec shall, promptly after the execution of this Agreement, finalize the clinical protocol for the Project to take into account any changes to Appendix A required or suggested by regulatory authorities or agreed upon by the parties, and may, at any time, amend such protocol by mutual written agreement. Cordis shall not unreasonably withhold or delay its agreement to any such changes proposed by GenVec.

B.	The parties shall select and agree upon the Co-Principal Investigators in time to complete the first milestone provided in Appendix B at the time set forth in Appendix B. Cordis shall not unreasonably withhold or delay its agreement to any Co-Principal Investigator proposed by GenVec.

Section 3. Reports and Meetings

A.	An intermediate report (the “Intermediate Report”) shall be submitted by GenVec within one (1) month of completion of the interim analysis of data, as described in Appendix B.

B.	A final report shall be submitted by GenVec within one (1) month of completion of the Project (the “Final Report”) that shall in reasonable detail set forth GenVec’s findings and conclusions about the Project, including, without limitation, the Product, and be accompanied by all primary and secondary end point data generated in the performance of the Project.

C.	During the Term, neither party shall unreasonably refuse the other party’s request to meet with representatives of the other party at times and places mutually agreed upon to discuss the Project.

Section 4. Cordis Payments and Support.

A.	Cordis shall provide Devices to support the Project *. Delivery of such Devices shall be made by Cordis to GenVec, the Principal Investigator or Co-Principal Investigators, as and when required for performance of the Project, DDP (Incoterms 2000) the location where the Devices are to be used. Cordis warrants that such Devices shall be free from defects in materials and workmanship and conform to the specifications therefor.

B.	*, Cordis shall provide reasonable training and support in the use of the Devices to the clinical sites for the Project, at such sites, as and when required for performance of the Project.

C.	Cordis shall provide reasonable clinical and regulatory expertise to support GenVec in its interactions with the Principal Investigator and Co-Principal Investigators and efforts to obtain regulatory approvals within Europe and the U.S.

D.	Cordis shall pay GenVec $* within 30 days of execution of this Agreement for GenVec to perform the Project.

E.	To the extent that GenVec’s costs of the Project exceed $*. GenVec shall invoice Cordis for its share of such excess costs from time to time, and Cordis shall pay the invoiced amounts within * days after GenVec’s invoice. Prior to Cordis’ obligation to pay any additional moneys, GenVec must provide Cordis written notice that GenVec’s costs of the Project are to exceed $* and provide Cordis with an accounts summary of how the original $* was spent. If Cordis determines in reasonable good faith that the original $* was not spent as mutually agreed to in the budget or in a reasonable prudent manner, Cordis shall have the right to terminate this Agreement by written notice to GenVec within 30 days after Cordis’ receipt of GenVec’s notice and accounts summary.

F.	If Cordis fails to make any payment when due, unless Cordis has a reasonable basis to contest the payment and has notified GenVec thereof, GenVec may accrue and charge interest on such late payments at the rate of 1% per month from the date the payment was due until the date paid.

G.	While it is understood that Cordis is free to enter into other research agreements with third parties that are otherwise similar to this Agreement, Cordis agrees that during the Term of this Agreement it shall not enter into any new collaborative agreement with a third party in which the focus of the agreement is research concerning *.

Section 5. Confidentiality

A.	During the Term, the parties may provide each other with confidential information and materials including, but not limited to, data, drawings, models, processes, trade secrets and devices (“Confidential Information”). The parties confirm that the reports and data provided under Section 3 are Confidential Information of GenVec.

B.	A party receiving Confidential Information from the other party shall not disclose any Confidential Information of the other party to any third party, nor use the same for its own benefit, nor permit its use for the benefit of others without the prior written consent of the disclosing party. Notwithstanding the foregoing, a party may use Confidential Information of the other party for performance of the Project and for other purposes relating to development of the Product and disclose Confidential Information of the other party to its employees and contractors who are involved in such activities and who have undertaken, in writing, obligations of confidentiality comparable in scope to those set forth in this Agreement.

C.	The obligations of confidentiality assumed by the parties hereunder shall not apply to any information which:

i.	was known by the receiving party before disclosure by the other party, as evidenced by prior written records;

ii.	becomes published or otherwise generally known to the public through no fault of the receiving party;

iii.	was rightfully obtained by the receiving party from a third party under no obligation to the disclosing party not to disclose the information;

iv.	is developed by the receiving party independently of disclosures made under this Agreement or other confidential disclosures by the disclosing party; or

v.	is required by law to be non-confidentially disclosed by the receiving party, provided that the receiving party gives the disclosing party prior written notice before its disclosure and cooperates with the disclosing party in efforts to limit or minimize the effects of the disclosure.

D.	The parties’ obligations of confidentiality with respect to Confidential Information shall continue for a period of three years from the expiration or termination of this Agreement.

Section 6. Ownership and Publication of Data

A.	Subject to the provisions of Section 7, the data generated in the performance of the Project shall be owned jointly by Cordis and GenVec. The parties recognize that the results of the Project may be publishable. Subject to the provisions of this Agreement, GenVec, and with GenVec’s consent the Principal Investigator and other investigators engaged in the Project, shall be permitted to present at symposia and other professional meetings, and to publish in journals, theses, dissertations or otherwise, the methods and results of the Project, in the form of presentations, journal articles, papers or otherwise.

B.	GenVec shall furnish Cordis with two copies of any proposed publications or presentations at least forty-five (45) days before their submission for publication or presentation or as far in advance as is reasonably possible. Cordis shall have forty-fine (45) days after receipt of said copies to object to such proposed publication or presentation if such materials disclose patentable subject matter owned by Cordis (including, without limitations, owned jointly with GenVec) or Confidential Information of Cordis protected from disclosure under Section 5. If Cordis makes no objection within such time period, GenVec shall be free to proceed with such publication or presentation. If Cordis objects, GenVec shall (i) in the case of an objection regarding the disclosure of patentable subject matter, refrain from making such publication or presentation for a reasonable period of time, not to exceed sixty (60) days, to enable a patent application to be prepared and filed, or (ii) remove the objectionable material.

C.	Subject to Section 13E, Cordis shall not use the trade name or trademarks of GenVec or the name of any member of the Project staff in any publicity, advertising or news release without the prior written approval of an authorized representative of GenVec, and GenVec shall not use the trade name or trademarks of Cordis or the name of any employee of Cordis in any publicity without the prior written approval of Cordis.

Section 7. Ownership and Protection of Intellectual Property

A.	GenVec acknowledges that Cordis has certain intellectual property rights to its medical devices (“Cordis Technology”). As between the parties, Cordis shall retain all proprietary rights and interest in Cordis’ Technology. GenVec shall have no rights or interest in Cordis’ Technology other than the right to use Cordis’ Technology to perform the Project in accordance with this Agreement.

B.	Cordis Acknowledges that GenVec has certain intellectual property rights related to the Compound, its adenovector technology and related development, construction, manufacturing, and quality technologies and methods for using these technologies (“GenVec Technology”). As between the parties, GenVec shall retain all proprietary rights and interest in all GenVec Technology. Cordis shall have no rights or interest in any GenVec Technology other than the right to use GenVec Technology to perform the Project in accordance with this Agreement.

C.	Inventions conceived, reduced to practice or otherwise developed in connection with the performance of the Project related solely to GenVec Technology shall be the property of GenVec.

D.	Inventions conceived, reduced to practice or otherwise developed in connection with the performance of the Project related solely to Cordis Technology shall be the property of Cordis.

E.	Joint Inventions from the Project that are not related solely to Cordis Technology or GenVec Technology shall be jointly owned by GenVec and Cordis and each shall have the right to practice, license and otherwise exploit the same without the consent of or accounting to the other party. If a party wishes to pursue applying for a patent on, or similar governmental action to protect, a Joint Invention, the parties shall seek to agree concerning a strategy for the protection of the same in countries of interest to the parties. With respect to any country, if the parties agree to share the expenses, all costs of obtaining patent or other protection, including reasonable attorneys fees, shall be shared equally between the parties, and the parties shall consult and cooperate with respect to all material actions. If one party does not wish to pursue patent or other protection on a Joint Invention in any particular country, it shall inform the other party in writing and indicate that it does not wish to share in the expenses. Upon receipt of such writing, the party then pursuing the patent or other protection at its own expense shall own solely any patent, registration or the like in that country that issues from that application and other patents, registrations or the like claiming priority thereto, including, without limitation, any continuations, divisionals, or continuations in part. The party not sharing in the expenses shall have a fully paid up, royalty free, nonexclusive license in the relevant country to make, have made, use, import, offer for sale, sell and otherwise practice the relevant Joint Invention.

F.	GenVec Inventions that are not related solely to Cordis Technology shall be owned by GenVec.

G.	Cordis Inventions that are not related solely to GenVec Technology shall belong to Cordis.

H.	The owner of an Invention described in Section 7F or G hereby grants the other party a fully paid up, royalty free, non-exclusive license to make, have made, use, import, offer for sale, sell and otherwise practice the relevant Invention.

I.	The licensee under a license granted in Section 7E or H may grant or authorize sublicenses to its contractors and in connection with products and services it provides and grants of licenses under material intellectual property rights it owns, and the licensee may assign such license in connection with the disposition or restructuring of that portion of its business to which the license relates.

Section 8.	Conflicting Transactions

A. *

Section 9.	Term and Termination

B.	The term of this agreement shall be 3 years beginning on the Effective Date, or until three months after Final Report is received by Cordis, whichever comes first. The parties may extend the term of this Agreement by written agreement.

C.	If proper written approval from European governmental authorities to conduct the Project is not obtained within ninety days after the date for such approval set forth in Appendix B, and an alternative strategy cannot mutually be agreed upon, either party shall have the right to terminate this Agreement, and if it does so, Cordis shall be entitled to a refund of any amounts already paid to GenVec, less amounts already spent or committed to being spent on the Project.

D.	If GenVec enters into a Conflicting Transaction, Cordis shall have the right to terminate this Agreement, and if it does so, Cordis shall be entitled to a refund of any amounts already paid to GenVec, less amounts already spent or committed to being spent on the Project.

E.	If proper written approval from U.S. governmental authorities to conduct the Project is not obtained within ninety days after the date for such approval set forth in Appendix B, or regulatory authorities require that the Project be halted, or GenVec elects to discontinue development of the Compound based on results of the Project, and an alternative strategy cannot mutually be agreed upon, GenVec shall have the right to terminate this Agreement, and if it does so, Cordis shall be entitled to a refund of any amounts already paid to GenVec, less amounts already spent or committed to being spent on the Project.

F.	Either party may terminate this Agreement upon thirty (30) days written notice if the Principal Investigator or Co-Principal Investigators become unable or unwilling to continue performance of the Project.

G.	This Agreement may be terminated, prior to the expiration of its term, by either party by giving written notice of its intent to terminate and stating the grounds therefore if the other party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The party receiving the notice shall have 30 days from the date of receipt thereof to cure the breach or failure. In the event such breach or failure is cured, the notice shall be of no effect.

H.	This Agreement may be terminated, prior to the expiration of its term, upon fifteen (15) days written notice by either party: (i) in the event that the other party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”), (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii) if a proceeding or case shall be commenced against the other party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an order for relief against the other party hereto shall be entered in an involuntary case under the Bankruptcy Code.

I.	In the event of termination for whatever reason, the parties agree to cooperate and take all reasonable steps necessary to discontinue ongoing activities under this Agreement to protect the safety and well-being of patients enrolled in ongoing clinical studies.

Section 10.	Independent Contractor

GenVec shall be an independent contractor. The manner in which the Project is undertaken shall be at the sole control and discretion of GenVec. Cordis shall not be responsible for the acts of GenVec or its personnel while performing this Project. Neither GenVec nor Cordis shall have or hold itself out as having the right or authority to assume or accept any obligation or responsibility, whether express or implied, on behalf of the other party.

Section 11.	Insurance

A.	Each party warrants and represents that it has a commercially reasonable level of liability insurance.

Section 12.	Representations, Warranties; Indemnification and Limitation of Liability.

A.	Cordis and GenVec each warrant to the other that:

i.	it has the power to execute, deliver and perform the terms and conditions of this Agreement and has taken all necessary actions to authorize the execution, delivery and performance hereof;

ii.	the execution, delivery or performance of this Agreement will not contravene any provision of any law, statute, rule, regulation or policy, whether oral or written, of any local, state or federal authority or of either party;

iii.	the execution, delivery or performance of this Agreement will not constitute a violation of, be in conflict with, or result in a breach of, any agreement or contract to which it is a party;

iv.	it will adhere to all federal, state or local requirements applicable to its performance hereunder; and

v.	it will use commercially reasonable efforts to maintain an adequate supply of qualified personnel to ensure the timely completion of its obligations hereunder.

B.	Cordis and GenVec agree to defend, indemnify and hold harmless the other party from and against any and all third party claims and demands, and resulting losses, liability, expenses, or damages such other party may suffer, pay or incur as a result of the indemnifying party’s breach of any of its warranties set forth in this Agreement.

C.	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, ATTORNEYS’ FEES OR COSTS, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK THE FOREGOING.

Section 13. Miscellaneous

A.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

B.	Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto, which shall not be withheld or delayed unreasonably, except that either party may assign this agreement to one of its affiliated companies or to the purchaser of all or substantially all of its assets relating to this Agreement or in connection with a merger, disposition or other restructuring of its business relating to this Agreement.

C.	Agreement Modification. Any change to this Agreement shall be valid only if the change is made in writing and signed by authorized representatives of the parties hereto.

D.	Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitration shall be held in Washington, D.C., and in rendering the award the arbitrator must apply the substantive law of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

E.	Public Disclosure. Either party may issue a press release disclosing the collaboration after written approval is obtained from the other party, such approval not to be unreasonably withheld or delayed. Each party has the right to preview all such planned press releases. Neither party is obligated to agree to any specific financial terms being disclosed.

F.	No waiver of any default in the performance of any of the duties or obligations arising out of this Agreement shall be valid unless in writing and signed by the waiving party.

G.	The provisions of Sections 5, 6, 7, 9, 12, 13A, 13D, 13F, 13G and 13H shall survive expiration or termination of this Agreement.

H.	All communications hereunder shall be deemed made if given by facsimile, by registered or certified mail, postage prepaid and addressed to the party to receive such communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Cordis: Cordis Corporation

14201 NW 60th Avenue
Miami Lakes, FL 33014
Attention: New Business Development

                          For Technical Communications:

*	Telephone: *
Facsimile: *

If to GenVec:	GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878
Attention: Corporate Development

[End of Text; Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate as of the day and year first above written.

Cordis Corporation

By:

Title:

GenVec, Inc.

By: E. Michael Egan

Title: Senior VP Commercial Development

Appendix A

     Clinical Protocol Outline

Investigational Drug:	BIOBYPASS as previously defined in Section 1A as the Compound.

Device Name:	Cordis-Webster NOGA/MYOSTAR™ Transendocardial Injection System™ as previously defined in Section 1F as the Device.

Title Of Study:	A Multicenter, Randomized, Double-Blind, Placebo-Controlled Study Evaluating Efficacy of NOGA-Guided/ Myostar Catheter Delivery of BIOBYPASS (AdGVVEGF121.10) In “No Option” Patients With Class III-IV Stable Angina

Trial Phase:	Phase II

Enrollment:	A total of 125 patients randomized to BIOBYPASS (AdGVVEGF121.10) treatment (single dose) or placebo treatment in a * randomization.

Clinical Site Locations:	Up to * Clinical Centers Located in Europe

Study Population:	Inclusion criteria

Subjects with documented coronary artery disease experiencing chronic, refractory coronary ischemia with:

1. *
2. *
3. *
4. *
5. *
6. *
7. *
8. *

Exclusion criteria

1. *
2. *
3. *
4. *
5. *
6. *
7. *
Purpose:	To * BIOBYPASS (AdGVVEGF121.10) delivered using Biosense NOGA/MYOSTAR™ transendocardial injection system on * in patients with chronic refractory coronary ischemia.

Structure:	Multi-center, randomized, prospective comparison of treatment and placebo control group(s) with blinded patient and * evaluation. *

Screening	All patients shall receive oral and written information, and sign a written informed consent.

*

1. *
2. *
3. *
4. *
5. *
6. *
7. *
8. *
9. *

*

1. *
2. *

Randomization	The patient is *. The patient is *. The patient is *.

*	*

Sponsor(S):	GenVec, Inc.;

Principal
Investigator:	*

Steering Committee:	*

*	*

Appendix B

Project Milestones

*